MG European Equity 10f3
Transactions Q1 2000

	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Last Minute.Com	Amazon. Com	Ebay
Underwriters	Morgan Stanley Securities Ltd., Cazenove & Co., Deutsche Bank AG, DLJ, UBS AG	Deutsche Morgan Grenfell, Alex. Brown, Hambrecht & Quist, Goldman Sachs, Montgomery Securities, Paine Webber, Smith Barney, Raymond James, Ragen Mackenzie Inc., Wessels Arnold & Henderson	Goldman Sachs, Morgan Stanley, Banc Boston Robertson Stephens, BT Alex. Brown, DLJ, Dain Rauscher Wessels, Hambrecht & Quist, Merrill Lynch
Years of continuous operation, including predecessors	> 3 Years	> 3 Years	> 3 Years
Security	LMINF	AMZN	EBAY
Is the affiliate a manager or co-manager of offering?	Co-manager	Manager	Co-manager
Name of underwriter or dealer from which purchased	Morgan Stanley	n/a	n/a
Firm commitment underwriting?	Yes	Yes	Yes
Trade date/Date of Offering	3/14/00	5/20/97	4/16/99
Total amount of offering sold to QIBs	-	-	-
Total amount of any concurrent public offering	GBP 125,400,000	$ 54,000,000.00	$ 1,105,000,000
Total	GBP 125,400,000
Public offering price	GBP 3.8	$ 18.00	$ 170.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	GBP 0.1596 (4.2%)	1.26%	5.95%
Shares purchased	18,640	n/a	n/a
Amount of purchase	GBP 70,832	n/a	n/a
% of offering purchased by fund	0.06%	n/a	n/a
% of offering purchased by associated funds	0.33%	n/a	n/a
Total (must be less than 25%)	0.39%	n/a	n/a